                                                                   EXHIBIT 99(B)

                        Jorf Lasfar Energy Company S.C.A
                                      JLEC

                        CENTRALE THERMIQUE DE JORF LASFAR
                               B P 99 SIDI BOUZID
                                    EL JADIDA
                                     MOROCCO
                              Tel : 212 23 34 53 71
                              Fax : 212 23 34 54 05








                                     US GAAP

                              FINANCIAL STATEMENTS

                                      AS OF

                        DECEMBER 31, 2002, 2001 AND 2000





--------------------------------------------------------------------------------
    R.C. n(degree)86655 - Patente n(degree)35511273 - Identification Fiscale
                           (I.S TVA) n(degree)1021595

JORF LASFAR ENERGY COMPANY

INDEX TO FINANCIAL STATEMENTS


                                                                                                        Page(s)
                                                                                                      ------------
        Report of Independent Auditors                                                                     3

        Balance Sheet as of December 31, 2002, 2001 and 2000                                               4

        Statements of Income for the year ended December 31, 2002, 2001 and 2000                           5

        Statements of Stockholders' Equity for the year ended December 31, 2002,
          2001 and 2000                                                                                    6

        Statements of Cash Flows for the year ended December 31, 2002, 2001 and 2000                       7

        Notes to US GAAP Financial Statements                                                            8-20

                         Report of Independent Auditors

JORF LASFAR ENERGY COMPANY

BALANCE SHEETS

                                                                      December 31, 2002    December 31, 2001    December 31, 2000
                                                                      -----------------    -----------------    -----------------
                                                                      (000) U.S. Dollars   (000) U.S. Dollars   (000) U.S. Dollars
ASSETS

           Current Assets
                 Cash ...............................................     $    46,683          $    67,106          $    67,203
                 Inventories ........................................          40,615               31,759               22,517
                 Accounts receivable ................................          76,175               86,515               63,540
                 Prepayments ........................................          10,431                4,477                5,455
                 Net investment in direct financing leases ..........          51,504               77,362               81,776
                 Other ..............................................             -                    -                    191
                                                                          -----------          -----------          -----------
                       Total current assets .........................         225,408              267,219              240,682

           Long Term Assets, net
                 Restricted cash ....................................          53,778               17,140                  -
                 Fixed Assets .......................................           6,554                6,284                  -
                 Net investment in direct financing leases ..........       1,053,057            1,026,152            1,121,934
                 Other long term assets .............................          10,968                9,445                1,576
                                                                          -----------          -----------          -----------
                       Total long term assets .......................       1,124,357            1,059,021            1,123,510

                                                                          -----------          -----------          -----------
                       Total assets .................................     $ 1,349,765          $ 1,326,240          $ 1,364,192
                                                                          ===========          ===========          ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

           Current Liabilities
                 Accounts payable to third parties ..................     $    25,498          $    34,764          $    55,465
                 Accounts payable to related parties ................         145,065               74,704               10,902
                 Current part of long-term loans in US Dollars ......          25,749               24,873               18,436
                 Current part of long-term loans in Euro ............          36,855               31,167               24,543
                 Other current liabilities ..........................          18,370                8,426               21,689
                                                                          -----------          -----------          -----------
                       Total current liabilities ....................         251,537              173,934              131,035

           Non-Current Liabilities
                 Long-term loans in US Dollars ......................         238,174              251,667              227,167
                 Long-term loans in Euro ............................         340,912              319,457              322,168
                 Deferred tax liability .............................          13,005                6,097                  -
                 Derivative instrument liability ....................          21,410               10,665                  -
                 Unfunded pension obligation ........................           5,693                  -                    -
                                                                          -----------          -----------          -----------
                       Total non-current liabilities ................         619,194              587,886              549,335

           Commitment and Contingencies

           Stockholders' Equity
                 Common stock .......................................              58                   58                   58
                 Convertible stockholders' securities ...............         201,425              201,425              387,355
                 Preferred stock ....................................         185,930              185,930                  -
                 Retained earnings ..................................         113,031              187,672              296,409
                 Accumulated other comprehensive loss ...............         (21,410)             (10,665)                 -
                                                                          -----------          -----------          -----------
                       Total stockholders' equity ...................         479,034              564,420              683,822

                                                                          -----------          -----------          -----------
                       Total liabilities and stockholders' equity....     $ 1,349,765          $ 1,326,240          $ 1,364,192
                                                                          ===========          ===========          ===========


The accompanying notes are an integral part of these financial statements.

JORF LASFAR ENERGY COMPANY

STATEMENTS OF INCOME

FOR THE YEARS ENDED

                                                          December 31, 2002   December 31, 2001   December 31, 2000
                                                          -----------------   -----------------   -----------------
                                                          (000) U.S. Dollars  (000) U.S. Dollars  (000) U.S. Dollars
REVENUE

           Lease revenue from direct financing leases.....     $ 183,542           $ 195,224           $ 146,153
           Energy ........................................       130,446             116,709              70,487
           Operations and maintenance ....................        42,930              38,809              24,981
           Other .........................................         7,354               6,554               4,968
                                                               ---------           ---------           ---------
                 Total Revenue ...........................       364,272             357,296             246,589


Operating Expenses

           Coal cost .....................................       126,957             115,066              69,180
           Fuel oil cost .................................           911                 753                 586
           Operations and maintenance ....................        30,484              20,329              21,775
           Operator's incentive ..........................         3,721               2,099               1,411
           Generator costs ...............................        11,397              12,547               6,583
           Amortization of major maintenance .............         1,128                 470                 -
           Depreciation of fixed assets ..................         1,624                 261                 -
                                                               ---------           ---------           ---------
                 Total Operating Expenses ................       176,222             151,525              99,535


OPERATING INCOME .........................................       188,050             205,771             147,054

Financial Items

           Financial income ..............................         1,764               4,735               1,319
           Exchange gain (loss) ..........................        (1,558)              8,197                 229
           Financial expenses ............................       (44,834)            (50,617)            (22,437)
                                                               ---------           ---------           ---------
                 Total Financial Items ...................       (44,628)            (37,685)            (20,889)


INCOME BEFORE TAXES ......................................       143,422             168,086             126,165

           Income taxes
                 Current .................................         4,226                 603               8,580
                 Deferred ................................         6,908               6,097                 (88)
                                                               ---------           ---------           ---------

NET INCOME ...............................................     $ 132,288           $ 161,386           $ 117,673
                                                               =========           =========           =========




The accompanying notes are an integral part of these financial statements.

JORF LASFAR ENERGY COMPANY

STATEMENT OF STOCKHOLDERS' EQUITY




COMMON STOCK                                         2002      2001      2000        2002              2001              2000
                                                     ----      ----      ----     ---------         ---------         ---------
                                                         Number of shares                      (000) U.S. Dollars
     At beginning and end of period ................5,500     5,500     5,500     $       58        $       58        $       58

CONVERTIBLE STOCKHOLDERS' SECURITIES
     At beginning of period ..................................................       201,425           387,355               -
     Conversion of the Company Loan to Convertible Stockholder's Securities...           -                 -             387,355
     Conversion of Convertible Stockholder's Securities to Preferred Stock....           -            (185,930)              -
                                                                                   ---------         ---------         ---------
              At end of period ...............................................       201,425           201,425           387,355

PREFERRED STOCK
     At beginning of period ..................................................       185,930               -                 -
     Conversion of Convertible Stockholder's Securities to Preferred Stock....           -             185,930               -
                                                                                   ---------         ---------         ---------
              At end of period ...............................................       185,930           185,930               -

RETAINED EARNINGS (DEFICIT)
          At beginning of period .............................................       187,672           296,409           178,736
          Net income .........................................................       132,288           161,386           117,673
          Common stock dividend declared .....................................      (184,891)         (270,123)              -
          Preferred stock dividend declared ..................................        (9,942)              -                 -
          Dividend on convertible stockholders' securities ...................       (12,096)              -                 -
                                                                                   ---------         ---------         ---------
              At end of period ...............................................       113,031           187,672           296,409

OTHER COMPREHENSIVE INCOME (LOSS) (a)
     Derivative Instruments
          At beginning of period .............................................       (10,665)              -                 -
          Reclassification of gains (losses) included in net income ..........         2,950               699               -
          Unrealized gain (loss) on derivative instruments ...................       (13,695)          (11,364)              -
                                                                                   ---------         ---------         ---------
              At end of period ...............................................       (21,410)          (10,665)              -
                                                                                   ---------         ---------         ---------

                                                                                     479,034           564,420           683,822
                                                                                   =========         =========         =========

          (a)  Disclosure of Comprehensive Income (Loss)

              Net income .....................................................     $ 132,288         $ 161,386         $ 117,673
              Derivative instruments
                  Reclassification of gains (losses) in net income ...........         2,950               699               -
                  Unrealized gain (loss) on derivative instruments ...........       (13,695)          (11,364)              -
                                                                                   ---------         ---------         ---------

              Total Comprehensive Income .....................................     $ 121,543         $ 150,721         $ 117,673
                                                                                   =========         =========         =========



The accompanying notes are an integral part of these financial statements.

JORF LASFAR ENERGY COMPANY

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED

                                                                   December 31, 2002   December 31, 2001   December 31, 2000
                                                                   -----------------   -----------------   -----------------
                                                                   (000) U.S. Dollars  (000) U.S. Dollars  (000) U.S. Dollars
CASH FLOWS FROM OPERATING ACTIVITIES
           Payments received from ONE ........................          $ 471,044           $ 411,872           $ 240,827
           Interest received .................................              1,748               4,543               1,286
           Insurance payments ................................             (5,665)             (7,104)              1,389
           Payments of operating costs .......................           (261,641)           (228,771)            (93,587)
           Cash effect of value added tax ....................               (321)              4,430               9,236
                                                                        ---------           ---------           ---------
                 Net cash provided by operating activities ...            205,165             184,970             159,151

CASH FLOWS USED FOR INVESTING ACTIVITIES
           Net (increase) in restricted cash .................            (36,638)            (17,140)                -
           Acquisition of fixed assets .......................             (3,957)             (5,501)            (80,121)
           Payment of project costs ..........................                (93)            (21,504)            (20,693)
                                                                        ---------           ---------           ---------
                 Net cash (used in) investing activities .....            (40,688)            (44,145)           (100,814)

CASH FLOWS FROM FINANCING ACTIVITIES
           Proceeds from loans ...............................                -                92,589              44,152
           Repayment of loans ................................            (57,964)            (41,961)                -
           Payment of financing costs ........................                -                   -               (52,661)
           Payment of dividend ...............................           (132,114)           (189,600)                -
                                                                        ---------           ---------           ---------
                 Net cash (used in) financing activities .....           (190,078)           (138,972)             (8,509)

           Effect of exchange rate changes on cash ...........              5,178              (1,950)               (450)


CASH AT BEGINNING OF PERIOD ..................................             67,106              67,203              17,825

NET (DECREASE) INCREASE IN CASH ..............................            (20,423)                (97)             49,378
                                                                        ---------           ---------           ---------

CASH AT END OF PERIOD ........................................          $  46,683           $  67,106           $  67,203
                                                                        =========           =========           =========

SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid during the year-
           Interest ..........................................             56,054              45,486              52,671
           Income taxes ......................................              5,150               6,173                 -

The accompanying notes are an integral part of these financial statements.

JORF LASFAR ENERGY COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS

1. GENERAL

a. BACKGROUND

The power station at Jorf Lasfar is located on the Atlantic coast of Morocco, adjacent to the Port of Jorf Lasfar, in the Province of El Jadida. This location is approximately 127 km south--west of Casablanca.

Units 1 and 2 of the power station were constructed by GEC Alstom for the Moroccan Electricity Company, Office National de l'Electricite ("ONE"), and are in commercial operation. Each of these existing Units is 330 MW, fired by coal. In October of 1994, the ONE issued a public tender for international companies to expand the power station at Jorf Lasfar. In February of 1995, the ONE selected the "Consortium" of ABB Energy Ventures and CMS Generation Company as the preferred bidder and exclusive partner for negotiation. In April of 1996, the Consortium and ONE reached agreement in principle, and initialed the necessary Project Agreements.

b. ESTABLISHMENT

In order to officially conclude and implement these Project Agreements, the Consortium established the Jorf Lasfar Energy Company (the "Company" or "JLEC") on January 20, 1997. The Company was established as a limited partnership ("societe en commandite par actions") in accordance with the Laws of the Kingdom of Morocco, with Commercial Registration Number 86655, Fiscal Identification Number 1021595, and Patente Number 35511274.

In accordance with its charter documents, the Company's objective and purpose was to construct, operate, manage and maintain the power station at Jorf Lasfar, including the development, financing, engineering, design, construction, commissioning, testing, operation and maintenance of two (2) new coal-fired Units, which are very similar in size and technology to the previously existing Units. In order to secure its fuel supply the Company also operates and maintains the coal-unloading pier in the Port of Jorf Lasfar. For these activities, the Company received a "right of possession" ("droit de jouissance") for the Site, the existing Units, the new Units and coal unloading pier. This "right of possession" will continue for the duration of the Project Agreements, which is anticipated to be from 15 to 30 years.

c. COMPANY LOAN, TRANSFER OF POSSESSION, PROJECT FINANCING AND INITIAL DISBURSEMENT

On September 12, 1997, all Project Agreements were signed, the Company Loan Agreement was executed and the first disbursement of the Company Loan was used to pay the Transfer of Possession Agreement (TPA) fee to ONE, amounting to US$ 263,158,000. As a consequence, JLEC received possession of the power station at Jorf Lasfar on September 13, 1997, and began to sell its available capacity and net generation to ONE. All remaining requirements for project financing were completed in November, and initial disbursement of the Project Loans occurred on November 25, 1997.

d. CONSTRUCTION, COMMERCIAL OPERATION, PURCHASE OF COMPANY LOAN AND REPAYMENT OF PROJECT LOANS

After a period of construction lasting 33 months and 41 months, Unit 3 and 4 began normal commercial operation on June 9, 2000, and February 2, 2001, respectively. Consequently, the JLEC shareholders converted 100% of the Company Loan Notes on December 11, 2000 in equity, and JLEC began the repayment of all Project Loans on May 15, 2001. After JLEC completes the repayment of all Project Loans (which is scheduled for February 15, 2013), ONE has the option to pay
JLEC a Termination Amount of US$ 229,544,000, and then terminate all Project Agreements and retake possession of the Site and power station at Jorf Lasfar. The Termination Amount declines from US$ 220,076,000 in 2013 to zero in 2027.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The Company's books and records are maintained using the historical cost convention. The accounting and reporting policies of the Company are in accordance with the accounting principles generally accepted in Morocco, which are called "Code General de Normalisation Comptable" or "CGNC". These financial statements reflect all adjustments necessary to comply with accounting principles generally accepted in the United States.

JORF LASFAR ENERGY COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS

b. REVENUE RECOGNITION

On September 12, 1997, the Company and the Office National de L'Electricite
(ONE) executed a set of contracts related to the power station at Jorf Lasfar. In accordance with Statement of Financial Accounting Standard (SFAS) No. 13, these contracts are accounted for as a direct financing lease.

JLEC ( the "Lessor") is entitled to receive a stream of payments from ONE (the "Lessee") through September 2013, the date at which ONE can repurchase the facility through the payment of the Termination Amount, as defined.

LEASE REVENUE FROM DIRECT FINANCING LEASES is based on the accretion of the unearned income in the direct financing leases (See Note 12) over the lease term using the interest method.

ENERGY REVENUES are recognized for the sale of energy to ONE when delivered.

OPERATIONS AND MAINTENANCE REVENUES are earned based on the terms of the contracts. The revenues provide for the recovery of these costs incurred by JLEC to meet the contract requirements, including a profit mark-up. Revenues are recognized upon the sale of energy to ONE.

c. INVENTORIES

The Company accounts for inventories by applying the FIFO or average cost method to each item on a lower of market value or cost.

d. FOREIGN CURRENCY TRANSACTIONS

The books and records of the Company for U.S. GAAP are maintained in U.S. Dollars, which is both the reporting and functional currency. Transactions in other currencies are translated to U.S. Dollars at the spot rate. Monetary assets and monetary liabilities outstanding in foreign currencies on balance sheet dates are translated into U.S. Dollars at rates prevailing on such balance sheet dates. Exchange gains and losses on those foreign currency operations are included in determining net income for the period in which exchange rates change.

e. CORPORATE TAX

Current Income tax is determined under Moroccan Income tax rules. In 1997, JLEC signed a "Tax incentive" convention with the Moroccan tax authorities. The main principals of this convention are summarized below :

-    Income is subject to corporate tax and "Produit de Solidarite National" tax
     (PSN)
-    PSN tax rate is 8.75% and is not subject of any tax holiday
-    Income tax holiday period is ten years
- income tax holiday period starts on the "commercial operation date" for each unit
- income tax holiday is 100% during the first five-year period then at 50% of the income tax rate during the second five-year period
-    income not related to the sale of electricity is subject to a tax rate of
     35%

The "commercial operation date" for units 1 and 2, unit 3 and unit 4 were September 1997, June 2000 and February 2001, respectively. On September 12, 2002, income related to units 1 and 2 became taxable at 17.5%. Unit 3 and Unit 4 are still in the tax holiday period. The PSN tax was eliminated on January 1, 2001.

JORF LASFAR ENERGY COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


f. DEFERRED INCOME TAX

Starting September 12, 2002, JLEC tax rate on Units 1&2 is 17.5%. JLEC records current income tax as required by tax rules. JLEC uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The difference between the statutory income tax rate of 35% and the effective income tax relates primarily to the effect of the tax holiday for fiscal years ended December 31, 2002 and 2001 and to the effect of the tax holiday and the PNS for the fiscal year ended December 31, 2000.

The principal temporary difference results from the use of the direct financing lease method under US GAAP. In particular, the treatment of the net investment and revenue recognition (as disclosed in note 2.b above) under US GAAP are different from the treatment of these items under tax rules. Total deferred tax liabilities are US$13,005,298 as of December 31, 2002 and $6,097,093 for 2001.

g. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual result could differ from these estimates and assumptions.

h. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and restricted cash approximates fair value because of the short-term maturity of these instruments. The fair value of long term debt has been estimated based on the discounted value of future cash flows for non quoted instruments using the interest rates obtained by JLEC for instruments with similar conditions and maturities. The carrying value and the fair value of long-term debt as of December 31 are as follows (in 000's):

                                                                                   2002           2001                 2000
                                                                                    US$            US$                  US$
                                                                              -------------  ---------------------------------
              Carrying value                                                       641,690        627,164             592,314
              Fair value                                                           669,709        652,250             610,083

3. CASH
3.1 Cash
The Company's cash as of December 31 includes the initial capital deposits of the Company's stockholders, as explained further in Note 11 . Such cash is held in Moroccan Dirhams. The remainder of JLEC's cash is held by the Offshore Collateral Agent, Deutsche Bank Trust Company Americas in US$ and Euro, and by the Onshore Collateral Agent, BMCI - Banque Marocaine pour le Commerce et l'Industrie in Morocain Dirhams and US$.

The cash balances includes the following categories:

                                                                                  2002           2001            2000
                                                                                  US$            US$              US$
                                                                              -------------  ---------------------------------

              Off-shore Revenue in US$                                          22,666,875     36,223,422          53,051,958
              Off-shore Revenue in Euro                                          5,331,124      5,000,414              80,376
                                                                              -------------  ---------------------------------
              Total Off-Shore Revenue                                           27,997,999     41,223,836          53,132,334

              On-shore O&M Account - Generator                                     793,293      2,899,102           2,023,823
              On-shore O&M Account - Operator                                    3,258,836      2,298,642           2,376,961
              Off-shore O&M Accounts                                                10,607          8,464               7,231
                                                                              -------------  ---------------------------------
              Total O&M Accounts                                                 4,062,736      5,206,208           4,408,015

              Fuel & Spare Part Accounts                                         5,289,381     12,080,028           7,197,326

              On-shore Construction Accounts                                           -        1,100,363           2,276,433
              Off-shore Construction Accounts                                          -              -                90,005
              Company Loan Accrual Account                                             -              -                42,085

              Off-shore Debt Service Accrual Accounts in US$                     3,843,187      3,540,479                 -
              Off-shore Debt Service Accrual Accounts in Euro                    5,433,301      3,898,143                 -
                                                                              -------------  ---------------------------------
              Total  Debt Service Accrual Accounts                               9,276,488      7,438,622                 -

              Stockholder capital deposits                                          56,624         56,624              56,624
                                                                              -------------  ---------------------------------
                                 Total                                          46,683,228     67,105,681          67,202,822
                                                                              =============  =================================

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


3.2  Restricted Cash

The Reserve Accounts are as follow :                                               2002            2001         2000
                                                                                   US$             US$          US$
                                                                              ---------------  --------------------------
              Major Maintenance Reserve Account in US$                             2,500,000      5,000,000      -
              Fixed O&M Reserve Account in US$                                     4,800,000      9,600,000      -
              Debt Service Reserve Account in US$                                 11,730,000        730,000      -
              Super Reserve Account in US$                                        18,100,000        -            -
                                                                              ---------------  --------------------------
                      Off-shore Reserve Accounts in US$                           37,130,000     15,330,000      -
              Fixed O&M Reserve Account in Euro                                      197,262        161,372      -
              Debt Service Reserve Account in Euro                                16,450,805      1,649,031      -
                                                                              ---------------  --------------------------
                      Off-shore Reserve Accounts in Euro                          16,648,067      1,810,403      -
                                                                              ---------------  --------------------------
              Total Reserve Accounts                                              53,778,067     17,140,403      -
                                                                              ===============  ==========================

3.3  Total Cash

                                                                                  2002            2001         2000
                                                                                   US$             US$          US$
                                                                              ---------------  --------------------------
              Cash                                                                46,683,228     67,105,681   67,202,822
              Restricted Cash in Reserve Accounts                                 53,778,067     17,140,403            -
                                                                              ---------------  --------------------------
                                                                                 100,461,295     84,246,084   67,202,822
                                                                              ===============  ==========================


3.4  Letters of Credit

Additional liquidity is available, if needed for debt service, from Sponsor (CMS and ABB) Letters of Credit in the following accounts as of December 31, 2002:

              a. Major Maintenance Reserve Account                        US$      2,500,000
              b. Fixed O&M Reserve Account                                US$      4,800,000
              c. Debt Service Reserve Account                             US$     11,300,000
              d. Super Reserve Account                                    US$     47,900,000
              e. Debt Service Reserve Account                            Euro     15,000,000

4. INVENTORIES

Inventories as of December 31 are detailed as follows :

                                                                                   2002            2001         2000
                                                                                   US$             US$          US$
                                                                              ---------------  --------------------------
              Stock of Coal                                                       22,499,748     23,305,684   20,456,351
              Stock of Fuel-oil                                                    2,078,600      2,988,752    1,625,767
              Stock of Spare Parts                                                15,081,606      4,952,377        -
              Other                                                                  954,692        512,445      434,716
                                                                              ---------------  --------------------------
                                                                                  40,614,646     31,759,259   22,516,834
                                                                              ===============  ==========================

5. ACCOUNTS RECEIVABLE

Accounts Receivable as of December 31 are detailed as follows :

                                                                                   2002            2001         2000
                                                                                   US$             US$          US$
                                                                              ---------------  --------------------------
              Account receivable - ONE                                            76,098,673     85,811,099   63,416,998
              Account receivable - other                                              76,097        704,024      122,976
                                                                              ---------------  --------------------------
                                                                                  76,174,770     86,515,123   63,539,974
                                                                              ===============  ==========================

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


6. PREPAYMENTS

Prepayments as of December 31 are detailed as follows :                           2002             2001             2000
                                                                                  US$              US$              US$
                                                                               ---------------------------------------------
                               Prepaid insurance                                3,582,404        3,822,746        1,942,019
                               Prepayments for income tax                       5,194,869                -                -
                               Other prepayments                                1,653,537          653,896        3,513,054
                                                                               ---------------------------------------------
                                                                               10,430,810        4,476,642        5,455,073
                                                                               =============================================

7. OTHER LONG TERM ASSETS

Other long term assets as of December 31 are as follows :                        2002             2001             2000
                                                                                 US$              US$              US$
                                                                               ---------------------------------------------
                               Long term receivables loan                       2,754,540        2,016,161        1,575,678
                               Long term ash disposal site                      1,913,308               -                 -
                               Capitalized major maintenance                    7,898,850        7,898,850                -
                               Less : accumulated amortization                 (1,598,577)        (470,170)               -
                                                                               ---------------------------------------------
                                                                               10,968,121        9,444,841        1,575,678
                                                                               =============================================

JLEC has a long term major maintenance schedule for each of its 4 units. The cost of major maintenance is capitalized and amortized over the estimated useful life of the investment, which for the turbine overhauls is 7 years (84 months).

8. ACCOUNTS PAYABLE TO THIRD PARTIES

Account Payable to Third Parties includes the main suppliers of JLEC as of December 31 and are detailed as follows:

                                                                                  2002             2001             2000
                                                                                  US$              US$              US$
                                                                               ---------------------------------------------
                               Billiton (coal supplier)                          4,119,817       16,060,510        6,916,220
                               Anglo (coal supplier)                             2,245,218        5,281,412                -
                               Total (coal supplier)                                              2,267,178                -
                               RAG Trading (coal supplier)                       4,499,958                -                -
                               Glencore                                          2,187,744                -                -
                               Consol (coal supplier)                                                     -        5,033,586
                               Guasare (coal supplier)                                                    -        2,359,559
                               Alstom Power                                      2,845,357        2,607,834        1,283,788
                               ONE                                               2,767,010        3,547,774        9,601,292
                               Other suppliers                                   6,832,615        4,999,250       30,271,318
                                                                               ---------------------------------------------
                                                                                25,497,719       34,763,958       55,465,763
                                                                               =============================================

9. RELATED PARTY TRANSACTIONS

During 2002, related party transactions consisted of the following:

                                      ----------------------------------------------------------------------------------------------
                                         ABB                ABB            CMS            CMS              CMS             Total
                                         EV                MAROC          MOPCO          MOPCO           RD & GEN
                                      ----------------------------------------------------------------------------------------------
Currencies                               US$               MAD            MAD              MAD              US$              US$
------------------------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/01                   137,581           78,576        7,726,314       44,598,493           76,753
-----------------------------------------------------------------------------------------------------------------------
Management Fees                                                        35,654,033
Incentive Accrual                                                                       46,253,517
Other                                   207,059          778,086       -6,139,521                           114,510
-----------------------------------------------------------------------------------------------------------------------
Total Payments 2002                     238,876          730,782       38,693,220       44,598,665          108,577
-----------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/02                   105,764          125,880       -1,452,394       46,253,345           82,686
------------------------------------------------------------------------------------------------------------------------------------
Acc. Pay. in US$ 12/31/02               105,764           12,345         -142,433        4,535,976           82,686        4,594,337
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                 Jorf Lasfar  Jorf Lasfar   Jorf Lasfar     Tre Kronor
Common Stock                     Energiaktie  Power Energy  Handels-bolag  Investment AB  AB Cythere 61  AB Cythere 63
                                   -bolag       AB                                                                         Total
------------------------------------------------------------------------------------------------------------------------------------
Currencies                         MAD           MAD           MAD           MAD              MAD              MAD            MAD
------------------------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/01           202,826,993   186,600,834    16,226,160    16,226,160        885,063      388,542,764    811,307,973
------------------------------------------------------------------------------------------------------------------------------------
Dividend  Payable Oct 29, 2002  495,000,000   455,400,000    39,600,000    39,600,000      2,160,000      948,240,000  1,980,000,000
------------------------------------------------------------------------------------------------------------------------------------
Total Payments 2002             477,660,429   439,447,594    38,212,834    16,144,045        880,600      386,583,232  1,358,928,734
------------------------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/02           220,166,565   202,553,239    17,613,325    39,682,115      2,164,464      950,199,532  1,432,379,240
------------------------------------------------------------------------------------------------------------------------------------
B/S FX Rate MAD/USD                   10.20         10.20         10.20         10.20          10.20            10.20          10.20
------------------------------------------------------------------------------------------------------------------------------------
Acc. Pay. in US$ 12/31/02        21,591,308    19,864,003     1,727,305     3,891,548        212,265       93,184,224    140,470,652
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                        ------------
                                                                 Total Accounts Payable to Related Parties               145,064,989
                                                                                                                        ------------

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


9. RELATED PARTY TRANSACTIONS (CONTINUED)


During 2001, related party transactions consisted of the following:

                               -----------------------------------------------------------------------------------------------------
                               ABB          ABB          ABB          ABB           CMS          CMS          CMS          Total
                                EV        Secheron     Secheron      MAROC         MOPCO        MOPCO       RD & GEN
------------------------------------------------------------------------------------------------------------------------------------
Currencies                     US$          DEM          CHF          MAD           MAD          MAD          US$           US$
------------------------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/00            43,545          -            -            -      16,747,904   96,757,074      200,667
------------------------------------------------------------------------------------------------------------------------------------

Management Fees                                                                   35,287,098

Incentive Accrual                                                                              44,314,093

Other                           331,716      375,000       25,200      469,461    -5,873,718                   471,870
----------------------------------------------------------------------------------------------------------------------
Total Payments 2001             237,679      375,000       25,200      390,885    38,434,970   96,472,673      595,784
----------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/01           137,581          -            -         78,576     7,726,314   44,598,493       76,753
------------------------------------------------------------------------------------------------------------------------------------
Acc. Pay. in US$ 12/31/01       137,581          -            -          6,777       666,349    3,846,356       76,753    4,733,816
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                 AB Cythere    Jorf Lasfar     Jorf Lasfar  Tre Kronor  Jorf Lasfar   AB Cythere
                                    63         Energiaktie-      Power      Investment    Handels-       61             Total
                                                 bolag         Energy AB       AB         bolag
------------------------------------------------------------------------------------------------------------------------------------
Currencies                          MAD           MAD           MAD            MAD            MAD          MAD            MAD
------------------------------------------------------------------------------------------------------------------------------------
Dividend Payable Apr 24, 2001    790,200,000   412,500,000   379,500,000    33,000,000   33,000,000    1,800,000   1,650,000,000
------------------------------------------------------------------------------------------------------------------------------------
Dividend Payable Oct 29, 2001    650,598,000   339,625,000   312,455,000    27,170,000   27,170,000    1,482,000   1,358,500,000
------------------------------------------------------------------------------------------------------------------------------------
Total Payments 2001            1,052,255,236   549,298,007   505,354,166    43,943,841   43,943,841    2,396,937   2,197,192,027
------------------------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/01            388,542,764   202,826,993   186,600,834    16,226,160   16,226,160      885,063     811,307,973
------------------------------------------------------------------------------------------------------------------------------------
B/S FX Rate MAD/USD                    11.60         11.60         11.60         11.60        11.60        11.60           11.60
------------------------------------------------------------------------------------------------------------------------------------
Acc. Pay. in US$ 12/31/01         33,509,510    17,492,626    16,093,216     1,399,410    1,399,410       76,331      69,970,502
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                     ---------------
                                                                                                                      74,704,318
                                                                                                                     ---------------

During 2000, related party transactions consisted of the following:

                          ----------------------------------------------------------------------------------------------------------
                           ABB        ABB        ABB        ABB       ABB          CMS          CMS         CMS           Total
                           EV      Secheron   Secheron     Trafo     MAROC        MOPCO        MOPCO         RD
------------------------------------------------------------------------------------------------------------------------------------
Currencies                 US$        DEM        CHF        DEM       MAD          MAD          MAD          US$            US$
------------------------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/99      29,636        -          -          -         -     19,442,763   78,401,202     64,739
------------------------------------------------------------------------------------------------------------------------------------

Management Fees                                                                21,346,655

Incentive Accrual                                                                           22,044,199

Other                     166,848  3,375,000    630,000    567,355    53,580   24,968,135   -3,688,327    788,927

-------------------------------------------------------------------------------------------------------------------
Total Payments 2000       152,939  3,375,000    630,000    567,355    53,580   49,009,650          -      653,000
-------------------------------------------------------------------------------------------------------------------
Acc. Payable 12/31/00      43,545        -          -          -         -     16,747,904   96,757,074    200,667
------------------------------------------------------------------------------------------------------------------------------------
Acc. Pay. in US$ 12/31/00  43,545        -          -          -         -      1,572,481    9,085,171    200,667     10,901,863
------------------------------------------------------------------------------------------------------------------------------------

JORF LASFAR ENERGY COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS

10. LONG TERM LOANS

Long term loans are detailed as follows as of  December 31, 2002:

------------------------------------------------------------------------------------------------------------------------------------
                 Borrowing                     Principal              Interest            Interest              Reimbursement
                                                                ---------------------                   ----------------------------
     Loan           Date           Currency     Amount          Type            Rate       Payment         Maturity      Periodicity
------------------------------------------------------------------------------------------------------------------------------------
US EXIM           9/12/02            US$        200,971,655     Fixed           7.2%      Quarterly     Feb. 15, 2013     Quarterly
OPIC Note A       11/25/97           US$         51,677,083     Fixed          10.23%     Quarterly     Feb. 15, 2013     Quarterly
OPIC Note B       02/11/98           US$         11,275,000     Fixed           9.92%     Quarterly     Feb. 15, 2013     Quarterly
                                                 ----------
                                                 62,952,083
------------------------------------------------------------------------------------------------------------------------------------
              Total L.T  loan in US$            263,923,738
              ---------------------------------------------
              Current part in USD                25,748,560
              ---------------------------------------------
              Non-Current part in USD           238,175,178
              ---------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                 Borrowing                     Principal              Interest            Interest              Reimbursement
                                                                ---------------------                   ----------------------------
     Loan           Date           Currency     Amount          Type            Rate       Payment         Maturity      Periodicity
------------------------------------------------------------------------------------------------------------------------------------

SACE              11/15/02           Euro       198,720,273     Fixed           5.73%     Quarterly     Feb. 15, 2013     Quarterly
ERG               11/15/02           Euro        25,537,392   Variable          5.14%     Quarterly     Feb. 15, 2013     Quarterly
World Bank        11/15/02           Euro       136,696,015   Variable          4.89%     Quarterly     Feb. 15, 2013     Quarterly
------------------------------------------------------------------------------------------------------------------------------------
              Total L.T  loan in Euro           360,953,680
              ---------------------------------------------
              B/S FX Rate Euro/USD                  1.04658
              ---------------------------------------------
              Total L.T  loan in USD            377,767,743
              ---------------------------------------------
              Current part in USD                36,855,389
              ---------------------------------------------
              Non-Current part in USD           340,912,354
              ---------------------------------------------

Total principal repayments for the next five years are detailed below. Forecasts of interest payments, interest-rate swap payments and guarantee fees are also shown below. For further information regarding interest rate swaps, see Note
15.

                  ------------------------------------------------------------------------------------------------------------------
                                                                                              Remaining     Remaining   Remaining
                   Principal      Principal      Principal       Principal     Principal       Payments        Swap     Guarantee
                  Repayment in   Repayment in   Repayment in   Repayment in   Repayment in     Interest     Payments      Fees
                      2003           2004           2005           2006          2007         2003-2013     2003-2013   2003-2013
                  ------------------------------------------------------------------------------------------------------------------
In USD
------------------------------------------------------------------------------------------------------------------------------------
US EXIM            19,606,893     19,606,893     19,606,893     19,606,893     19,606,893     76,033,383        -            -
------------------------------------------------------------------------------------------------------------------------------------
OPIC A              5,041,667      5,041,666      5,041,666      5,041,666      5,041,666     27,754,052        -            -
------------------------------------------------------------------------------------------------------------------------------------
OPIC B              1,100,000      1,100,000      1,100,000      1,100,000      1,100,000      5,871,955        -            -
------------------------------------------------------------------------------------------------------------------------------------
Total in USD       25,748,560     25,748,559     25,748,559     25,748,559     25,748,559    109,659,390        -            -
------------------------------------------------------------------------------------------------------------------------------------

In Euro
------------------------------------------------------------------------------------------------------------------------------------
SACE               19,387,344     19,387,344     19,387,344     19,387,344     19,387,344     60,663,342        -            -
------------------------------------------------------------------------------------------------------------------------------------
ERG                 2,491,452      2,491,452      2,491,452      2,491,452      2,491,452      7,093,552    4,535,473        -
------------------------------------------------------------------------------------------------------------------------------------
WB                 13,336,197     13,336,197     13,336,197     13,336,197     13,336,197     36,148,188   23,844,995   6,757,469
------------------------------------------------------------------------------------------------------------------------------------
Total in Euro      35,214,993     35,214,993     35,214,993     35,214,993     35,214,993    103,905,082   28,380,468   6,757,469
------------------------------------------------------------------------------------------------------------------------------------
B/S FX Rate
Euro/USD                1.047          1.047          1.047          1.047          1.047          1.047        1.047       1.047
------------------------------------------------------------------------------------------------------------------------------------
Total in USD       36,855,389     36,855,389     36,855,389     36,855,389     36,855,389    108,745,223   29,702,496   7,072,248
------------------------------------------------------------------------------------------------------------------------------------

JORF LASFAR ENERGY COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


10. LONG TERM LOANS (CONTINUED)

Long term loans are detailed as follows as of  December 31, 2001:

------------------------------------------------------------------------------------------------------------------------------------
                 Borrowing                     Principal              Interest            Interest              Reimbursement
                                                                ---------------------                   ----------------------------
     Loan           Date           Currency     Amount          Type            Rate       Payment         Maturity      Periodicity
------------------------------------------------------------------------------------------------------------------------------------
US EXIM           11/15/2001          US$     207,446,204      Variable         4.14%     Quarterly      Feb. 15, 2013    Quarterly
OPIC Note A        11/25/97           US$      56,718,750       Fixed          10.48%     Quarterly      Feb. 15, 2013    Quarterly
OPIC Note B        02/11/98           US$      12,375,000       Fixed          10.17%     Quarterly      Feb. 15, 2013    Quarterly
                                               ----------
                                               69,093,750
------------------------------------------------------------------------------------------------------------------------------------
                Total L.T  loan in US$        276,539,954
                -----------------------------------------
                Current part in USD            24,873,137
                -----------------------------------------
                Non-Current part in USD       251,666,817
                -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 Borrowing                     Principal              Interest            Interest              Reimbursement
                                                                ---------------------                   ----------------------------
     Loan           Date           Currency     Amount          Type            Rate       Payment         Maturity      Periodicity
------------------------------------------------------------------------------------------------------------------------------------

SACE               11/15/2001        Euro      218,107,617       Fixed          5.73%     Quarterly      Feb. 15, 2013    Quarterly
ERG                11/15/2001        Euro       28,028,845      Variable        5.34%     Quarterly      Feb. 15, 2013    Quarterly
World Bank         11/15/2001        Euro      150,032,211      Variable        5.09%     Quarterly      Feb. 15, 2013    Quarterly

------------------------------------------------------------------------------------------------------------------------------------

                Total L.T  loan in Euro        396,168,673
                ------------------------------------------
                B/S FX Rate Euro/USD                 0.885
                ------------------------------------------
                Total L.T  loan in USD         350,623,797
                ------------------------------------------
                Current part in USD             31,166,559
                ------------------------------------------
                Non-Current part in USD        319,457,237
                ------------------------------------------

Long term loans are detailed as follows as of  December 31, 2000:

                  Drawdown                         Drawdown            Interest             Interest            Reimbursement
                                                                ---------------------                   ----------------------------
   Loan             Date           Currency         Amount       Type            Rate       Payment        Maturity      Periodicity
------------------------------------------------------------------------------------------------------------------------------------
US EXIM          12/11/2000          US$         171,078,318    Variable         8.39%      Added to     Feb. 15, 2013    Quarterly
                                                                                            Principal
OPIC Note A       11/25/97           US$          60,500,000     Fixed           10.48%     Quarterly    Feb. 15, 2013    Quarterly
OPIC Note B       02/11/98           US$          13,200,000     Fixed           10.17%     Quarterly    Feb. 15, 2013    Quarterly
                                                  ----------
                                                  73,700,000
------------------------------------------------------------------------------------------------------------------------------------
Accrual for Capitalized Interests                    824,884
------------------------------------------------------------
              Total L.T  loan in US$             245,603,202
              ----------------------------------------------
                  Drawdown                         Drawdown            Interest             Interest            Reimbursement
                                                                ---------------------                   ----------------------------
   Loan             Date           Currency         Amount       Type            Rate       Payment        Maturity      Periodicity
------------------------------------------------------------------------------------------------------------------------------------
SACE             10/11/2000          DEM         138,444,711     Fixed           5.73%       Added to    Feb. 15, 2013    Quarterly
                 11/9/2000           DEM         175,403,182     Fixed           5.73%      Principal    Feb. 15, 2013    Quarterly
                 12/11/2000          DEM         127,398,544     Fixed           5.73%                   Feb. 15, 2013    Quarterly
                                                 -----------
                                                 441,246,437
ERG              12/11/2000          DEM          56,914,448    Variable         6.96%       Added to    Feb. 15, 2013    Quarterly
                                                                                            Principal
World Bank       12/11/2000          DEM         228,100,000    Variable         6.71%      Quarterly    Feb. 15, 2013    Quarterly
------------------------------------------------------------------------------------------------------------------------------------
Accrual for Capitalized Interests in DEM           3,456,603
------------------------------------------------------------
              Total L.T  loan in DEM             729,717,488
              ----------------------------------------------
              B/S FX Rate DEM/USD                      2.105
              ----------------------------------------------
              Total L.T  loan in USD             346,711,732
              ----------------------------------------------

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


10. LONG TERM LOANS (CONTINUED)

PLEADGE OF STOCK AND OTHER ASSETS
As security for the repayment of the loans, and the payment of all related interest, fees and swap obligations, JLEC and its stockholders have entered into various pledge agreements with Deutsche Bank Trust Company Americas, as Offshore Collateral Agent, and with Banque Marocaine pour le Commerce et l'Industrie, as Onshore Collateral Agent, for the benefit of such lenders and other secured parties. Such security shall continue in effect until the repayment in full of all outstanding principal amounts and the payment in full of all related interest, fee and swap obligations, which is scheduled to occur in February of 2013. The principle pledge agreements are:

1. The Stockholder Pledge and Security Agreements, in which each of JLEC's stockholders pledges all of its shares, claims, rights and interests in JLEC to the Offshore Collateral Agent.

2. The Security and Assignment Agreement, in which JLEC assigns to the Offshore Collateral Agent a security interest in all of JLEC's rights, title and interest in the following collateral, among others:

  a. all of JLEC's contractual rights,

  b. all rents, profits, income and revenues derived by JLEC from its ownership of the Project,

  c. all cash deposits and other assets in any of JLEC's accounts with financial institutions,

  d. all permits, licenses and other governmental authorizations obtained by JLEC in connection with its ownership of the Project,

  e. all of JLEC's insurance policies and related claims and proceeds, and

  f. all personal property and inventories of JLEC.

3. The Agreement for Pledge of Shares, in which each of JLEC's stockholders pledges all of its shares, claims, rights and interests in JLEC to the Onshore Collateral Agent, and assigns to the Onshore Collateral Agent the direct payment by JLEC of all dividends and other stockholder distributions if and whenever a Default has occurred and is continuing.

4. The General Delegation of Contract Claims, in which JLEC assigns to the Onshore Collateral Agent the direct payment of any and all contract claims due to JLEC if and whenever a Default has occurred and is continuing.

5. The Pledge over General Operating Accounts, in which JLEC pledges to the Onshore Collateral Agent any and all monies in JLEC's accounts with the Onshore Collateral Agent.

6. The Master Agreement for Assignment of Accounts Receivable as Security, in which JLEC assigns to the Onshore Collateral Agent a security interest in all of the accounts receivable payable by ONE to JLEC under the Power Purchase Agreement.

COVENANTS
The covenants on the loans also place restrictions on JLEC's payment of dividends and other distributions to JLEC's stockholders. Specifically, JLEC may not:

1.   Pay any dividends to its stockholders, or
2. Make any distribution, payment or delivery of property or cash to its stockholders, or
3. Redeem, retire, purchase or otherwise acquire any shares of its capital stock, or
4. Purchase or redeem any subordinated debt except, on quarterly repayment dates and only then after first satisfying all debt service obligations and satisfying all of the following conditions, among others:
a.   No default shall have occurred,
b. The cash balance in all JLEC reserve and accrual accounts shall equal or exceed required levels,
c. JLEC's actual debt service coverage ratios for the current quarter and preceding four quarters have all been greater than 1.3, and
d. JLEC's forecasted debt service coverage ratios for the next succeeding two quarters are greater than 1.3

JLEC has complied with these covenants since May 2001, when the loans began to be repaid.

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS

11.  STOCKHOLDERS' EQUITY

The composition of Stockholders' Equity is as follows as of December 31, 2002:

11.1 COMMON STOCK


                                                                    Common Stock
                                                       ------------------------------------
                                                        Number      Par value     Par value
Shareholders                                           of Shares     Dirham       US Dollar
------------------------------------------------       ------------------------------------
AB Cythere 63, Sweden ......................             2,634       263,400        27,668
Jorf Lasfar Energiaktiebolag, Sweden .......             1,375       137,500        14,443
Jorf Lasfar Power Energy AB, Sweden ........             1,265       126,500        13,288
Tre Kronor Investment  AB, Sweden ..........               110        11,000         1,155
Jorf Lasfar Handelsbolag, Sweden ...........               110        11,000         1,155
AB Cythere 61, Sweden ......................                 6           600            63
                                                       ------------------------------------
                 Total .....................             5,500       550,000        57,773



11.2 CONVERTIBLE STOCKHOLDERS' SECURITIES
On December 11, 2000, the JLEC stockholders purchased all Company Loan Notes totaling US$ 387,355,000, and amended the Company Loan Agreement, to convert these notes into securities convertible into Preferred Stock or Common Stock. On January 1, 2001, a portion of these convertible securities held by AB Cythere 61and AB Cythere 63 were converted into Preferred Stock (itself convertible into common stock) as shown below. After these conversions, the balance of convertible stockholders' securities as follows at December 31, 2002 and 2001:


                                                    Convertible Shareholders' Securities
                                               ------------------------------------------------
                                                 Number         Par value            Par value
Shareholders                                    of Shares         Dirham             US Dollar
------------------------------------------     ------------------------------------------------
Jorf Lasfar Energiaktiebolag, Sweden ...       10,537,024      1,053,702,400         96,838,750
Jorf Lasfar Power Energy AB, Sweden ....        9,694,062        969,406,200         89,091,650
Tre Kronor Investment  AB, Sweden ......          842,962         84,296,200          7,747,100
Jorf Lasfar Handelsbolag, Sweden .......          842,962         84,296,200          7,747,100
                                               ------------------------------------------------
                 Total .................       21,917,010      2,191,701,000        201,424,600

Under the terms of the amended Agreement, these convertible securities may be converted into one share of common stock for each 100 MAD.

(a) Expression of the Loan in MAD

The outstanding US$ 201,424,600 principal amount is expressed as MAD 2,191,701,000 for the purpose of computing interest and principal payments due under this Agreement. However, principal and renumeration payments will be paid to the stockholders in US$, provided that the Company is not responsible for any losses realized by the stockholders resulting from the depreciation of the value of the MAD relative to the USD.

(b) Repayment or conversion into Stock

Under the terms of the amended Agreement:
- the Security may only be repaid, in whole or in part, at the Company's option;
- the part of the Security principal held by other Company Lenders listed above may be converted into Common Stock at any time, using the same conversion ratio used for the conversion of the parts of AB Cythere 61 and AB Cythere 63 (one share of Common Stock for each 100 MAD);
- the shares of Preferred Stock issued to AB Cythere 61 and AB Cythere 63 may be converted into Common Stock. In this case, all outstanding securities held by Company lenders will be mandatorily converted into Common Stock at the same conversion ratio.

(c) Renumeration

The Company will pay renumeration on the unpaid principal amount once per year, at the rate per annum equal to the Moroccan maximum deductible rate, which was 4.87% p.a, in 2002. Accruals for such payments are reported as part of the Retained Earnings allocation.

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS



11.3   PREFERRED STOCK
In accordance with Section 3.01 par.(b) of the amended Company Loan Agreement (see note 11.2 above), the Company has converted on January 1, 2001 all outstanding Company Loan principal held by AB Cythere 61 and AB Cythere 63, at the conversion ratio of one share of Preferred Stock for each 100 MAD of such Company Loan principal converted into Preferred Stock, as follows :


                                         Preferred Stock
                                         -------------------------------------------------------
                                             Number           Par value             Par value
Shareholders                                of Shares           Dirham              US Dollar
--------------------------               -------------------------------------------------------
AB Cythere 63, Sweden ....                  20,185,145       2,018,514,500         185,508,183
AB Cythere 61, Sweden ....                      45,941           4,594,100             422,217
                                         -------------------------------------------------------
              Total ......                  20,231,086       2,023,108,600         185,930,400


Such shares are non-participating voting shares of convertible Preferred Stock of the Company, and:
- are convertible at any moment into shares of Common Stock;
- give right to the collection of a minimum priority dividend, at least equal to 4% of the aggregate par value of the preferred shares,
- do not participate in the distribution of the undistributed balance of Retained Earnings, which is divided among the shares of Common Stock as shown in
Note 11.4.

11.4  ALLOCATION OF RETAINED EARNINGS

The Retained Earnings are allocated among the shareholders as follows:

                                                                                                    Common
                                            Convertible Securities         Preferred Stock           Stock         Total
                                         -----------------------------------------------------------------------------------
Shareholders                                Dirhams      US Dollars     Dirhams      US Dollars    US Dollars    US Dollars
---------------------------------------  -----------------------------------------------------------------------------------
AB Cythere 63, Sweden .................             -             -    99,666,957     9,774,145    44,357,210    54,131,355
Jorf Lasfar Energiaktiebolag, Sweden ..    52,028,019     5,102,287             -             -    23,155,340    28,257,627
Jorf Lasfar Power Energy AB, Sweden ...    47,865,778     4,694,104             -             -    21,302,912    25,997,016
Tre Kronor Investment  AB, Sweden .....     4,162,242       408,183             -             -     1,852,427     2,260,610
Jorf Lasfar Handelsbolag, Sweden ......     4,162,242       408,183             -             -     1,852,427     2,260,610
AB Cythere 61, Sweden .................             -             -       226,840        22,246       101,041       123,287
                                         -------------------------------------------------------  --------------------------
              Total ...................   108,218,281    10,612,757    99,893,797     9,796,391    92,621,357   113,030,505

The allocations for Convertible Securities (108,218,281 Dirhams) and Preferred Stock (99,893,797 Dirhams) are payable as of January 1, 2003, and are scheduled for payment on May 15, 2003.

12.  NET INVESTMENT IN DIRECT FINANCING LEASE

The following lists the components of the net investment in direct financing leases as of December 31 (in 000s):

                                                                          2002               2001          2000
                                                                           US$                US$           US$
                                                                       -----------        -------------------------
              Total minimum lease payments to be received                2,284,642         2,433,939     2,763,561
              Less: unearned income                                      1,180,081         1,330,425     1,559,851
                                                                       -----------        -------------------------
              Net investment in direct financing leases                  1,104,561         1,103,514     1,203,710
                                                                       ===========        =========================

Minimum lease payments are based on the estimated capacity payments that ONE makes to JLEC. Under the terms of the contracts with ONE, capacity payments are made monthly based on the availability of the Units and energy deliveries to ONE. Management has estimated the total minimum lease payments over the term of the contracts based on its estimate of the plants' availability. If the Units do not achieve the performance estimated in JLEC's models, adjustments to the revenues recorded using the interest method for the direct financing lease may be required.

The minimum lease payments do not include reimbursable or executory costs such as the reimbursement of coal costs.

As of December 31, 2002, minimum lease payments for the next five years are as follows (in 000s):


             2003                      228,783
             2004                      238,734
             2005                      228,530
             2006                      201,868
             2007                      185,640

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


13. PENSION PLANS
JLEC contributes to the following pension plans:

13.1 CAISSE COMMUNE DES RETRAITES (CCR)

As required by PPA Section 23.2.4, most of JLEC's employees ( 263 employees of 314, or 84%) plus 1 recent retiree are participants in the CCR defined benefit pension plan. This plan is funded by employee payroll deductions equal to 9% of the employees' gross pay, plus JLEC contributions equal to 18% of the participating employees' gross pay. In 2002, 2001 and 2000, JLEC contributed to the CCR US$ 291,036, US$ 266,972 and US$ 280,577, respectively.

Benefits provided under this plan include pension and retiree health insurance. As of December 31, 2002, the benefit obligation totaled US$ 7,738,000. The fair value of assets contributed to the CCR was US$ 1,947,000 as of December 31, 2002. The net unfunded benefit obligation as of December 31, 2002 reflected in the accompanying balance sheet was US$ 5,693,000.

The following assumptions were used to perform the actuarial valuation for 2002:

         Discount rate                                     7.58%
         Rate of compensation increase                     6.50%


13.2 CAISSE INTERPROFESSIONNELLE MAROCAINE DE RETRAITES (CIMR)

Employees of JLEC not covered by CCR participate in a fund to which the employer contributes an amount equal to 12 percent of the employee's gross pay. This fund is carried in the employee's name, and the pension benefits an employee will receive depend only on the amount contributed to this account and the returns earned on investments of those contributions. During 2002, 2001 and 2000, JLEC's contributed US$ 109,147, US$ 105,912 and US$ 102,558, respectively.

14. COMMITMENTS AND CONTINGENCIES

JLEC's corporate tax return for the years 1999 to 2002, and the JLEC's payroll and VAT returns for the years 1997 to 2002 are open to audit by the Moroccan Tax Authorities.

JLEC is peridiocally involved in other legal, tax and other proceedings regarding matters arising in the oridinary course of business. JLEC believes that the outcome of these matters will not materially affect its results of operations or liquidity.

15. DERIVATIVE INSTRUMENT LIABILITY / OTHER COMPREHENSIVE LOSS

JLEC adopted SFAS N(degree). 133 on January 1, 2001. This standard requires JLEC to recognize at fair value on the balance sheet, as assets or liabilities, all contracts that meet the definition of a derivative instrument. Details of all JLEC derivative instruments (interest rate swaps) are provided in the following table as of December 31, 2002, and all such swaps qualify with 100% effectiveness as cash flow hedge for JLEC's variable interest rate loans. Therefore, in accordance with SFAS N(degree). 133, the changes in fair value of these interest rate swaps are reflected directly in Stockholders' Equity under "Accumulated Other Comprehensive Loss". JLEC determines fair value based upon market price estimations provided by the swap providers.


                                  Fixed     Current     Current Notional Settlement and                    Forecast of
 Credit      Swap    Currency   Rate Paid  Libor Paid       Amount       Amortization    Termination Date   Remaining   Valuation in
Facility   Providers             by JLEC     to JLEC                                                         Payments        Euro
------------------------------------------------------------------------------------------------------------------------------------
World Bank   BNP       Euro       6.41%       3.14%       45,565,338      Quarterly         2/15/2013        7,947,927     5,729,083
             ABN       Euro       6.42%       3.14%       45,565,338      Quarterly         2/15/2013        7,962,491     5,739,581
             CSFB      Euro       6.41%       3.14%       45,565,338      Quarterly         2/15/2013        7,934,576     5,719,459
------------------------------------------------------------------------------------------------------------------------------------
                                                         136,696,014                                        23,844,995    17,188,123
                                                         -----------                                       -------------------------

ERG          BNP       Euro       6.47%       3.14%        8,512,464      Quarterly         2/15/2013        1,511,371     1,089,437
             ABN       Euro       6.48%       3.14%        8,512,464      Quarterly         2/15/2013        1,513,638     1,091,072
             CSFB      Euro       6.47%       3.14%        8,512,464      Quarterly         2/15/2013        1,510,464     1,088,783
------------------------------------------------------------------------------------------------------------------------------------
                                                          25,537,392                                         4,535,473     3,269,292
                                                         -----------                                       -------------------------
                                                                                                          Total in Euro   20,457,415
                                                                                                                          ----------
                                                                                                          B/S FX rate X   1.04658
                                                                                                           Total in USD   21,410,369
                                                                                                                          ==========

Approximately USD 1.9 million of the current net deferred loss on derivative instruments in accumulated comprehensive loss is expected to be reclassified to earnings during the next twelve months as hedged transactions occur, assuming no significant fluctuation in interest rates.

JORF  LASFAR  ENERGY  COMPANY

NOTES TO US GAAP FINANCIAL STATEMENTS


16. SUPPLEMENTAL DISLOSURES OF CASH FLOW INFORMATION
Reconciliation of net income to net cash from operating activities under the Direct Method for the year ended December 31 is as follows:


                                                               2002              2001           2000
                                                                US$               US$            US$
                                                           -----------------------------------------------
Net Income ..............................................    132,287,908     161,385,686     117,673,500
Adjustment to reconcile Net Income to cash provided from operating activities :

             Depreciation and amortization ..............      2,752,641         731,003               -
             Deferred taxes .............................      6,908,298       6,097,093               -
             Lease Revenue ..............................   (183,541,585)   (195,223,932)   (146,153,000)
             Finance tariff cash revenue ................    263,559,812     262,829,803     160,664,130
             Financial expenses .........................              -               -      22,437,000
             Changes in operating assets and liabilities:
             Inventories ................................     (8,855,387)     (9,242,424)     (2,678,193)
             Accounts receivable ........................     10,340,353     (22,975,149)    (26,530,344)
             Prepayments ................................     (5,954,169)        979,429      13,069,000
             Accounts payable ...........................     (9,266,000)    (20,701,000)      8,015,944
             Unfunded pension obligation ................      5,692,943               -               -
             Other liabilities ..........................    (12,995,792)      3,093,490      12,078,463
             Effect of exchange rate changes ............      4,235,487      (2,003,877)        574,000
                                                           -----------------------------------------------
Net cash provided by operating activities ...............    205,164,509     184,970,122     159,150,500


17. NEW ACCOUNTING STANDARDS

In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations." The new statement provides accounting standards for retirement obligations associated with tangible long-lived assets, with adoption required by January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. JLEC is currently assessing the new standard but does not expect that it will have a material effect on its financial statements.

In June 2002, FASB issued SFAS No 146, "Accounting for Costs Associated with Exit or Disposal Activities.". This statement addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities and nullifies EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (Including Certain costs incurred in a Restructuring)". Under SFAS 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the company committed to the exit plan. This statement becomes effective for exit or disposal activities initiated after December 31, 2002. JLEC does not anticipate that the adoption of SFAS 146 will have a material impact on its results of operations or its financial position.

In January 2003, the FASB issued FASB Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation identifies minimum guarantee disclosures required for annual periods ending after December 15, 2002. It also clarifies that providers of guarantees must record the fair value of those guarantees at their inception. This accounting guidance is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. JLEC does not believe that the implementation of FIN 45 will be material but will continue to evaluate anticipated guarantees.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." The primary objective of FIN 46 is to provide guidance on the identification of, and financial reporting, for entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities (VIEs). Although the FASB's initial focus was on special purpose entities, the final guidance applies to a wide range of entities. FIN 46 has far-reaching effects and applies to new and existing entities. VIEs created before February 1, 2003 are subject to this interpretation's provisions in the first reporting period beginning after June 15, 2003. JLEC is currently assessing the new standard and has not yet determined the impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The Standard specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. The Standard is effective for interim or fiscal periods ending after June 15, 2003. JLEC is currently assessing the new standard and has not yet determined the impact on its financial statements.